EMPLOYMENT AGREEMENT

    This Agreement is made as of March 5, 2020, by and between Entercom Operations, Inc., a Delaware corporation (hereinafter referred to as the “Company” or “we”), and Robert E. Philips (hereinafter referred to as “Employee” or “you”).

    The Company shall continue to employ Employee and Employee hereby accepts continued employment with the Company upon the terms, conditions and provisions of this Agreement as set forth below.

1.Term. The initial term of this Agreement shall commence on April 1, 2020 and continue through March 31, 2023, subject to termination or extension as provided herein. This Agreement shall automatically renew from year to year thereafter, unless either party gives at least sixty (60) days prior written notice of its election to either terminate or to renegotiate the terms of this Agreement at the end of the initial term or any then current renewal term.

2.Salary and Benefits. You will be paid a salary as follows:

i.Commencing as of April 1, 2020, you will be paid, on a semi-monthly basis, an annualized salary of $600,000.00.
ii.Commencing on the first anniversary of the salary increase in Section 2.a and each anniversary thereafter during the term, your salary shall be increased by two percent (2%), or more if the Company chooses a larger increase, as determined by the Company in its sole discretion.
    Such salary and any other compensation to be paid to you hereunder will be subject to all payroll deductions or withholding authorized by you or required by federal, state or local laws or regulations.

    In addition, you will be eligible to participate in the Company’s 401(k) Plan and you will be provided with coverage under the Company's employee benefit insurance plans and any other benefits generally available to officers of the Company, as governed by the applicable plan documents and Company policy, on the same terms as generally offered to officers of the Company. You will be eligible to accrue vacation at a rate of twenty (20) days per calendar year.

3.Annual Incentive Bonus. Commencing in the first quarter of 2021, i.e., compensation for services performed by you during 2020, you will be eligible for a cash bonus with a target amount of $325,000 annually. The actual amount of such bonus will be determined in the sole discretion of the Company. The Company may adjust the manner in which you earn incentive compensation, the metrics under which performance might be judged and/or the timing of payments, e.g., quarterly versus annually. Any bonuses earned will be paid no later than the last day of the second month following the applicable time period in question (i.e., quarter / year). In the event of a termination by the Company prior to last day of any
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applicable period (i.e., quarter / year), the Company shall determine in its sole discretion whether to pay a pro-rata bonus for such period.

4.Future Equity Grants. Commencing with the Company’s 2020 fiscal year, you will be eligible to receive annual equity grants with a target value of $225,000, as determined in the discretion of the Compensation Committee of Entercom Communications Corp. based upon the recommendation of the Chief Executive Officer of the Company. Subject to your continued employment with the Company, all such equity grants under this Section 4 shall vest as determined by the Compensation Committee of the Board in its discretion. Consistent with the foregoing, the terms of any such grants shall be set forth in a grant instrument in the form approved by the Compensation Committee.

5.Duties. As Chief Revenue Officer, and President of Entercom Audio Networks, you will be responsible for the general management and supervision of certain of the Company’s radio market operations assigned to you, shall perform such services as are consistent with the Chief Revenue Officer position, and shall discharge such other duties as may from time to time be assigned by Chief Operating Officer and the Chief Executive Officer of the Company. In addition, you will oversee various corporate staff functions as designated by the Company’s COO and will be responsible for facilitating the effective coordination and integration of the various activities of relevant functions of the corporate staff and local markets to help facilitate meeting and exceeding the Company's business goals. You agree that you will devote your full time and best efforts to the Company's business and will not accept any outside employment without the prior written consent of the COO of the Company.

6.Termination. This Agreement may be terminated during the initial term or any renewal term as follows:

iii.The Company may terminate this Agreement and your employment hereunder at any time for Cause and without further obligation hereunder. For purposes of this Agreement, “Cause” means: (i) you have intentionally and knowingly engaged in fraud, embezzlement, theft, commission of a felony or proven material dishonesty in the course of your employment or service; (ii) you have intentionally and knowingly breached any material provision of this Agreement including without limitation violating any of the restrictive covenants contained in Section 7 hereof; or (iii) you have intentionally and knowingly disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information.

iv.The Company may terminate this Agreement and your employment hereunder at any time for its convenience and without Cause. In the event of a termination of this Agreement by the Company and your employment hereunder without Cause, subject to the conditions set forth below, the Company shall be obligated to (i) beginning with the first payroll period following the sixtieth (60th) day following your termination, continue to pay you the salary in accordance with the Company’s regular payroll practices for one (1) year from the date of such termination, provided, however, that the initial payment shall include salary for all payroll periods from the date of termination through the date of such initial payment; and (ii) provide that all grants of equity made through the effective date of such termination will
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continue to vest through the period ending on the one (1) year anniversary of such termination, as if you had remained employed hereunder through that date. Such continued payments and vesting of equity are expressly conditioned on: (i) your agreeing to a general release in form satisfactory to the Company releasing the Company and its affiliated entities and all of their officers, directors, employees and agents from any and all claims or liabilities made or claimed by you arising out of your employment and/or the termination of employment and such release becoming effective prior to the sixtieth (60th) day following the date of your termination of employment, (ii) your full compliance with the restrictive covenants contained in Section 7 hereof, (iii) for a period of twelve (12) months following the date of your termination, your availability to provide and, if reasonably requested by the Company, your provision of consultative services related to the Company’s transition to your successor, provided however that if you elect to terminate these severance benefits during the period permitted by Section 7(e), you shall not be required to continue to provide such consulting services following such election, and (iv) you not electing to terminate these severance benefits during the period permitted by Section 7(e), i.e., if you fail to timely sign or revoke a release, if you violate any of the restrictive covenants contained in Section 7 hereof, if you fail to provide requested consultative services, or if you invoke your right under Section 7(e), any remaining severance payments, and any unvested equity grants and undelivered shares of unrestricted stock, will be forfeited. Any payments made under this Section 6.b incident to a termination of employment shall be in lieu of and in satisfaction of all claims for severance, payment in lieu of notice or other compensation which may otherwise arise upon termination of employment with the Company except for salary earned through the date of termination and payment of earned but unused vacation in accordance with Company policy then in existence.
v.You may terminate this Agreement for “Good Reason” upon written notice to the Company within thirty (30) days of the occurrence of any of the events set forth below as “Good Reason,” in which case the Company shall be treated as having terminated your employment hereunder without Cause. “Good Reason” means:
(i)the assignment to you of any duties inconsistent in any material respect with your position (including status, offices and titles), authority, duties or responsibilities which remains uncured thirty (30) days after receipt of notice thereof given by you or any other action by the Company which results in a material diminishment in such position, authority, duties or responsibilities, and which remains uncured thirty (30) days after receipt of notice thereof given by you; or
(ii)any material breach by the Company in performing its obligations hereunder and which remains uncured thirty (30) days after receipt of notice thereof given by you.
vi.If this Agreement terminates as of March 31, 2023 or any March 31 thereafter, due to a notice pursuant to Section 1 hereof and Company makes you an offer to continue your employment for a period of at least one year with a salary and bonus package which is equal to or greater than your then current salary and Annual Incentive Bonus package and which would retain you in a senior executive position reasonably comparable to your then status,
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offices, title, authority, duties and responsibilities (a “Qualified Offer”), it shall not be deemed a termination by the Company and there shall be no payment of severance. In the event of such a termination where the Company has not made a Qualified Offer, then the Company shall be obligated, beginning with the first payroll period following the sixtieth (60th) day following your termination, to continue to pay you the salary in accordance with the Company’s regular payroll practices for a period of one (1) year from the date of such termination; provided, however, that the initial payment shall include salary for all payroll periods from the date of termination through the date of such initial payment. Such continued payments are expressly conditioned on: (i) your agreeing to a general release in form satisfactory to the Company releasing the Company and its affiliated entities and all of their officers, directors, employees and agents from any and all claims or liabilities made or claimed by you arising out of your employment and/or the termination of employment and such release becoming effective prior to the sixtieth (60th) day following the date of your termination of employment, (ii) your full compliance with the restrictive covenants contained in Section 7 hereof, (iii) for a period of twelve (12) months following the date of your termination, your availability to provide and, if reasonably requested by the Company, your provision of consultative services related to the Company’s transition to your successor, provided however that if you elect to terminate these severance benefits during the period permitted by Section 7(e), you shall not be required to continue to provide such consulting services following such election, and (iv) you not electing to terminate these severance benefits during the period permitted by Section 7(e), i.e., if you fail to timely sign or revoke a release, if you violate any of the restrictive covenants contained in Section 7 hereof, if you fail to provide requested consultative services, or if you invoke your right under Section 7(e), any remaining severance payments will be forfeited. Any payments made under this Section 6.b incident to a termination of employment shall be in lieu of and in satisfaction of all claims for severance, payment in lieu of notice or other compensation which may otherwise arise upon termination of employment with the Company except for salary earned through the date of termination and payment of earned but unused vacation in accordance with Company policy then in existence. Any continued employment pursuant to a Qualified Offer or any alternative thereto agreed to by the parties shall be deemed an extension of the term and the provisions of this Agreement shall continue in full force and effect, except to the extent modified by the Qualified Offer or any alternative thereto agreed to by the parties.

7.Restrictive Covenants. You agree to the following restrictive covenants:

vii.Non-Competition. It is understood and agreed that so long as you are employed by the Company and for a period of: (i) twelve (12) months thereafter for a termination by the Company pursuant to Sections 6(b) or (d); (ii) six (6) months thereafter for a termination by the Company pursuant to Section 6(a); and (iii) six (6) months for a termination by you under Section 6(d), you will not directly or indirectly, provide any service either as an employee, employer, consultant, contractor, agent, principal, partner, substantial stockholder, corporate officer or director of or for any Radio Company that serves any portion of the United States. For this purpose a “Radio Company” is any company that, as a material part of its business, which competes in any material manner with the then present or planned business activities of the Company, which shall mean a business initiative materially discussed by the Board of Directors or which is currently under material consideration by the Board of Directors or
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which has been approved by the Board of Directors which shall include specifically but limited to the distribution of audio entertainment products (e.g., terrestrial radio, satellite radio, wireless/mobile radio and internet radio). If you are employed by a company with a non-material radio business, you agree that you will not perform any services for that radio business during such twelve (12) month period.

viii.Non-Solicitation of Employees. In addition it is understood and agreed that for the twelve (12) month year period following any termination of your employment with the Company you will not, without the express prior written permission of the Company, employ under your direct supervision, offer to employ, counsel a third party to employ, or participate in any manner in the recommendation, recruitment or solicitation of the employment of any person who was an employee of the Company on the date of the termination of your employment or at any time within the 90 days prior thereto.
ix.Non-Solicitation of Clients. During the term of this Agreement and for a period of twelve (12) months following your separation from the Company for any reason, you will not, without prior written permission of the CEO of Entercom, directly or indirectly, solicit for the sale of any advertising, marketing or promotional services, any client or customer of the Company on behalf of a Radio Company. For purposes of the foregoing, a client or customer of the Company shall mean any person or entity that purchased or was solicited to purchase advertising, marketing, or promotional services by the Company during the one (1) year period preceding the date of your termination. Your obligations as set forth above in this Section shall survive beyond the termination of your employment with the Company.
x.You agree that a material portion of the covenants of the Company contained in this Agreement and of the compensation, including any bonuses set forth herein, benefits and training that you will receive hereunder are consideration for the restrictions contained in this Section 7. In the event you violate the restrictive covenants set forth in this Section 7, it is agreed that the time period for which the restrictive covenant so violated is applicable shall be extended for a period of one (1) year from the date you cease such violation. You acknowledge that any violation of the provisions set forth in this Section 7 may cause irreparable harm to the Company. You, therefore, expressly agree that the Company, in addition to any other rights or remedies which it may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of these restrictions.

xi.At any time after six (6) months from the effective date of a termination by the Company under Section 6(b) or (d), you shall be permitted to elect to terminate the then remaining period of the non-compete in Section 7(a), as well as the obligation to providing post-term consulting services as set forth in Sections 6(b) and (d), by notifying the Company in writing. In the event you do so, (i) the then remaining severance benefits set forth in Sections 6(b) and (d) shall be forfeited, i.e., the then remaining severance payments shall be discontinued (in the case of both Sections 6(b) and (d)); and (ii) the then remaining unvested equity grants (in the case of Section 6(b)) shall be forfeited.

8.Confidentiality and Intellectual Property Rights. Your position involves a close and confidential relationship in which you will be privy to proprietary information of the
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Company, including without limitation strategic planning, acquisition and investment analysis, research, consulting reports, computer programs and sales, technical, financial and programming practices and data, all of which you agree will be held in the strictest confidence at all times. All copyright, trademark and/or other intellectual property rights of any kind developed during the term of this Agreement and relating to or useful in the Company’s business, or to your duties hereunder (“Works”) shall be deemed a “work for hire” and shall be and remain the sole and exclusive property of the Company, and you shall, to the extent deemed necessary or desirable by the Company, cooperate and assist the Company in perfecting, filing and recording any such rights. To the extent that any Works are not deemed “work for hire”, Employee hereby assigns all of the Employee’s rights in such Works to the Company and waives any and all moral rights the Employee may have in such Works. Employee’s obligations under this Section 8 shall survive the expiration or termination of this Agreement.
Notwithstanding any other provision herein, Employee understands and acknowledges that, pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.
9.No Restrictions. In making this Agreement you represent and warrant that you are free to enter into and perform this Agreement and are not and will not be under any disability, restriction or prohibition, contractual or otherwise, with respect to (a) your right to execute this Agreement; (b) your right to make the covenants contained herein; and (c) your right to fully perform each and every term and obligation hereunder. You further agree not to do or attempt to do, or suffer to be done, during or after the term hereof, any act in derogation of or inconsistent with the obligations under this Agreement.

10.Miscellaneous. This Agreement constitutes the entire agreement and understanding between you and the Company concerning the compensation to be paid to you and all of the terms and conditions of your employment and, effective April 1, 2020, supersedes all prior agreements concerning same, whether written or oral, except as specifically set forth herein (including but not limited to that certain agreement between you and Entercom Communications Corp. dated October 11, 2018). Each party agrees to pay reasonable attorney’s fees and costs incurred by the other if the other party is successful in enforcing its rights under this Agreement in any court action, arbitration or other proceeding. This Agreement may not be modified or amended except by written instrument duly executed by each of the parties. A waiver by either party of any term or condition of this Agreement or the breach thereof shall not be deemed to constitute a waiver of any other term or condition of this Agreement or of any subsequent breach of any term or condition hereof.
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11.Assignment. You may not assign any of your rights or obligations hereunder without the express prior written permission of the Company.  The Company may assign its rights and obligations hereunder (including without limitation, any rights to enforce the Restrictive Covenants set forth in Section 7 contained herein) to any entity.
12.Section 409A.
xii.To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”). If, however, the parties determine that any compensation or benefits payable under this Agreement may be or become subject to Section 409A, the parties shall cooperate to adopt such amendments to this Agreement or to adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take such other actions, as the parties determine to be necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A.
xiii.Notwithstanding any provision to the contrary in the Agreement, in order to be eligible to receive any termination benefits under this Agreement that are deemed deferred compensation subject to Section 409A of the Code, your termination of employment must constitute a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h) (a “Separation from Service”) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “Separation from Service.”
xiv.Notwithstanding anything herein to the contrary, if you are deemed at the time of your termination of employment with the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the termination benefits to which you are entitled under the Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your termination benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of the your Separation from Service with the Company or (ii) the date of your death. Upon the earlier of such dates, all payments deferred pursuant to this Section shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).
xv.Notwithstanding the foregoing or any other provisions of the Agreement, you and the Company agree that, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Agreement shall
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be treated as a right to receive a series separate and distinct payments of compensation for purposes of applying the Section 409A of the Code.
xvi.Notwithstanding anything herein to the contrary, to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
13.Governing Law. The validity, construction, interpretation and effect of this Agreement shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of law provisions thereof.
14.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
[Signature page follows]
IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have affixed their hands and seals as of the date(s) written below.
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Robert E. Philips

/s/ Robert E. Philips

Date:     3-5-2020

Entercom Operations, Inc.

By:    /s/Andrew P. Sutor, IV
Name:    Andrew P. Sutor, IV
Title:    Executive Vice President

Date:     3-5-2020

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